EXHIBIT 99.1

AFLAC INCORPORATED ANNOUNCES FIRST QUARTER RESULTS,
DECLARES SECOND QUARTER CASH DIVIDEND

COLUMBUS, Georgia - April 26, 2005 - Aflac Incorporated today reported its first quarter results.

On January 1, 2005, Aflac adopted the accounting standard SFAS 123R, which addresses accounting for share-based transactions, such as stock options. The company elected to adopt SFAS 123R using the modified-retrospective transition method. As a result, 2004 results have been adjusted to reflect the expensing of stock options.

Total revenues, which benefited from foreign currency translation, were $3.6 billion in the first quarter, or 8.5% higher than a year ago. Net earnings in the first quarter of 2005 were $328 million, or $.64 per share on a diluted basis, compared with $304 million, or $.59 per diluted share, a year ago. Net earnings included realized investment gains of $2 million, compared with realized investment gains of $6 million, or $.01 per diluted share, a year ago. Net earnings in the first quarter also included a loss of $9 million, or $.02 per diluted share, from the change in fair value of the interest rate component of the cross-currency swaps related to the company's senior notes, as required by SFAS 133. In the first quarter of 2004, the impact from SFAS 133 benefited net earnings by $11 million, or $.02 per diluted share. Net earnings in the first quarter of 2004 also reflected a one-time gain of $3 million, or $.01 per diluted share, as a result of the transfer of certain Aflac Japan pension obligations to the Japanese government.

We believe that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of Aflac's underlying profitability drivers. We define operating earnings as the profits we derive from our operations before realized investment gains and losses, the impact from SFAS 133, and nonrecurring items.

Management uses operating earnings to evaluate the financial performance of Aflac's insurance operations because realized gains and losses, the impact from SFAS 133, and nonrecurring items tend to be driven by general economic conditions and events, and therefore may obscure the underlying fundamentals and trends in Aflac's insurance operations.

Operating earnings in the first quarter of 2005 were a record $335 million, compared with $284 million in the first quarter of 2004. Operating earnings per diluted share rose 20.0% to $.66, compared with $.55 a year ago. The stronger yen/dollar exchange rate increased operating earnings per share by $.01 during the quarter. Excluding the impact from the stronger yen, operating earnings per share increased 18.2%, which was significantly better than our annual objective for operating earnings per share growth in 2005.

The board of directors declared the second quarter cash dividend. The second quarter dividend of $.11 per share is payable on June 1, 2005, to shareholders of record at the close of business on May 20, 2005.

Commenting on the company's first quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: "Overall, we had a solid start in 2005. We are especially pleased that operating earnings per share growth before currency translation grew at a faster rate than our primary financial target of a 15% increase.

"Aflac Japan's total new annualized premium sales rose 5.3% in the first quarter to 29.8 billion yen, or $285 million. These sales results were in line with our expectations and our sales target for the year. As we expected, sales growth was restrained by continued declines in Rider MAX. And while sales through Dai-ichi Mutual Life declined for the quarter, its results were better than we had expected. Excluding the contribution from Dai-ichi Life, sales were up 6.3% for the quarter. We were especially pleased that Aflac Japan produced very strong sales of medical products. Medical sales rose 28.5% and accounted for 40% of total new annualized premium sales for the quarter, benefiting from the successful introduction of EVER Half and EVER Bonus, our two new medical products. We believe agent and consumer reception of our new products is further affirmation of our number one position in the market for stand-alone medical insurance products in Japan. Our objective for the year is a 5% to 10% increase in total new annualized premium sales in yen.

"We were encouraged that Aflac U.S. sales were in line with our expectations for the quarter. Although total new annualized premium sales declined 2.1% to $286 million in the first quarter, we had expected a sales decline of up to 5% due primarily to a tough comparison to 2004. The difficult comparison resulted from fewer production days in the first quarter of 2005, compared with a year ago. Had the number of production days been the same in both quarters, we estimate sales would have increased in line with our annual objective. We were very pleased that new agent recruitment continued to improve. During the first quarter, we recruited more than 6,400 new sales associates, which was 10.3% above the first quarter of 2004. At the end of the first quarter, Aflac U.S. was represented by 60,300 licensed sales associates, or 4.6% higher than a year ago. We believe we will see improved sales momentum as the year progresses due in part to the continued expansion of our sales force. And we are also optimistic that the introduction of a new vision product will benefit sales in the second half of the year. Our objective for the year is a 3% to 8% increase in total new annualized premium sales.

"As we think about the remainder of this year and beyond, we are enthusiastic about the opportunities for our operations in both the United States and Japan. The United States remains a significant market for our products. And we believe we can tap into that potential by further expansion of our distribution system and product line, and enhanced training of our sales force. We also believe we can maintain our strong position in Japan's insurance market. With Japan's aging population and higher out-of-pocket expenses, we are convinced that consumers will increasingly turn to affordable products that provide 'living' benefits. Aflac Japan is the market leader for living-benefit products, and we believe we will maintain our number one position.

"We are also optimistic about achieving our financial objectives. Our goal for 2005 is to increase operating earnings per diluted share 15%, excluding foreign currency translation. Based on the strength of our first quarter earnings, we believe we will have the opportunity to increase our sales promotion activities for the remainder of 2005 and still achieve our earnings objective for the year. For 2006 our goal is to again produce 15% growth in operating earnings per diluted share, excluding the impact of the yen. We believe these financial objectives reasonably reflect the market opportunities we see, as well as our expectation for continued margin expansion for Aflac Japan."

For 50 years, Aflac products have given policyholders the opportunity to direct cash where it is needed most when a life-interrupting medical event causes financial challenges. Aflac is the number one provider of guaranteed-renewable insurance in the United States and the number one insurance company in terms of individual insurance policies in force in Japan. Aflac's insurance products provide protection to more than 40 million people worldwide. In January 2005, Aflac was included in Fortune magazine's list of the 100 Best Companies to Work For in America for the seventh consecutive year. Aflac has also been included in both Forbes magazine's Platinum 400 List of America's Best Big Companies and in Fortune magazine's listing of America's Most Admired Companies for five consecutive years. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.

A copy of Aflac's First Quarter Report to Shareholders can be found on the Investor Relations page of aflac.com.

Aflac Incorporated will webcast its first quarter conference call on the Investor Relations page of aflac.com at 9:00 a.m. (EDT), Wednesday, April 27.

AFLAC INCORPORATED AND SUBSIDIARIES CONSOLIDATED SUMMARY OF EARNINGS
(UNAUDITED -- IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED MARCH 31,	2005	2004*	% Change

Total revenues	$3,559	$3,280	8.5%

Operating earnings	335	284	17.9
Reconciling items, net of tax:
Realized investment gains (losses)	2	6
Impact from SFAS 133	(9)	11
Japanese pension obligation transfer	-	3
Net earnings	328	304	7.9

Operating earnings per share - diluted	.66	.55	20.0
Reconciling items, net of tax:
Realized investment gains (losses)	-	.01
Impact from SFAS 133	(.02)	.02
Japanese pension obligation transfer	-	.01
Net earnings per share - diluted	.64	.59	8.5

Net earnings per share - basic	.65	.60	8.3

Cash dividends paid per share	.11	.095	15.8

Shares used to compute earnings per share (000):
Basic	502,706	509,924	(1.4)
Diluted	509,449	519,355	(1.9)

*Adjusted to include stock option expense resulting from adoption of SFAS 123R

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in oral discussions with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks, and uncertainties. In particular, statements containing words such as "expect," "anticipate," "believe," "goal," "objective," "may," "should," "estimate," "intends," "projects," "will," "assumes," "potential," "target," or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.

We caution readers that the following factors, in addition to other factors mentioned from time to time in our reports filed with the SEC, could cause actual results to differ materially from those contemplated by the forward-looking statements: legislative and regulatory developments; assessments for insurance company insolvencies; competitive conditions in the United States and Japan; new product development and customer response to new products and new marketing initiatives; ability to attract and retain qualified sales associates; ability to repatriate profits from Japan; changes in U.S. and/or Japanese tax laws or accounting requirements; credit and other risks associated with Aflac's investment activities; significant changes in investment yield rates; fluctuations in foreign currency exchange rates; deviations in actual experience from pricing and reserving assumptions including, but not limited to, morbidity, mortality, persistency, expenses, and investment yields; level and outcome of litigation; downgrades in the company's credit rating; changes in rating agency policies or practices; subsidiary's ability to pay dividends to parent company; ineffectiveness of hedging strategies used to minimize the exposure of our shareholders' equity to foreign currency translation fluctuations; events resulting in catastrophic loss of life or injury; and general economic conditions in the United States and Japan.

Analyst and investor contact - Kenneth S. Janke Jr., 800.235.2667 - option 3, FAX: 706.324.6330, or kjanke@aflac.com

Media contact - Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com